 ATA Holdings Corp. Completes Exchange Offers for 10 1/2 Percent Notes Due 2004
                          and 9 Percent Notes Due 2005

INDIANAPOLIS, January 30, 2004 - ATA Holdings Corp. (the "Company") (NASDAQ:
ATAH), the parent company of ATA Airlines, Inc. ("ATA"), today announced that it has successfully completed its offers to exchange (the "Exchange Offers") newly issued Senior Notes due 2009 (the "2009 Notes") and cash consideration for its 10 1/2 percent Senior Notes due 2004 (the "2004 Notes") and newly issued Senior Notes due 2010 (together with the 2009 Notes, the "New Notes") and cash consideration for its 9 percent Senior Notes due 2005 (the "2005 Notes" and, together with the 2004 Notes, the "Existing Notes").

The Exchange Offers expired on January 29, 2004. In completing the Exchange Offers, the Company accepted all Existing Notes tendered for exchange, issuing $163,064,000 in aggregate principal amount of 2009 Notes and delivering $15,885,476 cash (which amount included accrued interest) in exchange for $155,310,000 in aggregate principal amount of 2004 Notes tendered and issuing $110,233,000 in aggregate principal amount of 2010 Notes and delivering $6,524,721 in cash (which amount included accrued interest) in exchange for $104,995,000 in aggregate principal amount of 2005 Notes tendered, pursuant to the terms of the Exchange Offers. In addition to the New Notes issued, $19,690,000 in aggregate principal amount of the 2004 Notes and $20,005,000 in aggregate principal amount of the 2005 Notes remain outstanding after the completion of the Exchange Offers. The Company paid Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, the dealer managers for the Exchange Offers, customary fees in connection with the Exchange Offers.

All conditions to the Exchange Offers were satisfied prior to their completion, including the Company's receiving the consent of the Air Transportation Stabilization Board pursuant to ATA's government-guaranteed loan. Effective with the completion of the Exchange Offers, the Company completed a restructuring of several of ATA's aircraft operating leases, the result of which is that portions of the payments due under these leases will be delayed until later in the remaining term of the leases.

In connection with the Exchange Offers, the Company also sought the consent of the holders of the Existing Notes to amend or eliminate all of the restrictive operating covenants and certain default provisions of the indentures governing the Existing Notes, which consent was obtained. Concurrently with the completion of the Exchange Offers, the Company and the trustee of the Existing Notes executed supplemental indentures to the indentures governing the Existing Notes, giving effect to these amendments. Holders of Existing Notes that currently remain outstanding are bound by the supplemental indentures.

                                       ###